Filed Pursuant to Rule 424(b)(7)
Registration No. 333-167880

Prospectus Supplement No. 1
(To Prospectus Dated June 30, 2010)

60,000,000 Preferred Shares

in the form of American Depositary Shares
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This prospectus supplement, which supplements the prospectus filed by Itaú Unibanco Holding S.A. (the “Company”) on June 30, 2010, will be used by selling shareholders to resell the preferred shares in the form of American Depositary Shares (the “ADSs”) each representing one preferred share (a “preferred share”) of the Company.  You should read this prospectus supplement in conjunction with the related prospectus.
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NEITHER THE BRAZILIAN SECURITIES AND EXCHANGE COMMISSION (COMISSÃO DE VALORES MOBILIÁRIOS, THE “CVM”) NOR THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
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You should read and rely only on the information contained in this prospectus supplement and the related prospectus, together with those documents incorporated by reference, as described on page (iii) of the related prospectus under “Incorporation by Reference.”  Neither the Company nor any selling shareholder has authorized any person to provide you with different or additional information.  If anyone provides you with different or additional information, you should not rely on it.  The selling shareholders are offering to sell, and are seeking offers to buy, the preferred shares in the form of ADSs only in jurisdictions where offers and sales are permitted.  Neither this prospectus supplement nor the related prospectus constitutes an offer to sell, or a solicitation of an offer to buy, any preferred shares in the form of ADSs by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.  You should not assume that the information contained in this prospectus supplement or the related prospectus is accurate as of any date other than the date on the front cover of the respective document.

Investing in our ADSs and preferred shares involves risks.  See “Risk Factors” beginning on page 15 of the related prospectus and on page 12 of our annual report on Form 20-F for the year ended December 31, 2009 filed with the SEC on May 10, 2010, as amended on May 17, 2010, incorporated by reference in the related prospectus.
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The date of this prospectus is August 2, 2010.

The information set forth in the following table supplements the information set forth in the table appearing under the heading “Selling Shareholders” in the related prospectus. The information is based on information provided to the Company by or on behalf of the selling shareholders on or prior to July 26, 2010 and has not been independently verified by the Company. Since the date on which each selling security holder identified below provided this information, any of these selling shareholders may have sold, transferred or otherwise disposed of all or a portion of its preferred shares in the form of ADSs in transactions exempt from the registration requirements of the Securities Act or pursuant to the prospectus to which this prospectus supplement relates. The selling shareholders may from time to time offer and sell pursuant to the prospectus or supplements thereto any or all of the preferred shares in the form of ADSs. Because the selling shareholders are not obligated to sell preferred shares in the form of ADSs, the Company cannot estimate the amount of preferred shares in the form of ADSs the selling shareholders will hold upon consummation of any such sales.

Selling Shareholder	Number of Restricted ADSs That May Be Sold
Kansas Public Employees Retirement System	35,500
The Boston Company Asset Management, LLC(1)+	1,000,000
The Hartford Diversified International Fund	1,000
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+ denotes an affiliate of a broker-dealer.

(1) The Boston Company Asset Management, LLC holds and has investment discretion over the preferred shares in the form of ADSs for the economic benefit of: Hirtle Callaghan & Co LLC; Dreyfus Premier Emerging; EMG Emerging Markets Equity; AMRFBP; AADVEM; DBT Emerging Markets Equity; SIT International  Strategies; BNY MELLON Emerging; American Airlines Inc.; Commonwealth of PA PSERS; USAA Emerging Markets; Los Angeles City Emp. Ret.; Virginia Ret. System Emerging; YMCA Emerging Markets; and Common Fund Cayman.